EXHIBIT 99.1

     PREMIERWEST BANCORP ANNOUNCES
APPROVAL OF PARTICIPATION IN U.S. TREASURY CAPITAL
PURCHASE PROGRAM

MEDFORD, OR – January 26, 2009 – Jim Ford, President & Chief Executive Officer of PremierWest Bancorp (NASDAQ – PRWT) announced this morning that the U.S. Department of Treasury has provided preliminary approval of PremierWest’s participation in the Capital Purchase Program up to $41 million.

In announcing approval, Mr. Ford added, “This is another indication that PremierWest continues to be viewed as a healthy financial institution. We continue to be “Well Capitalized” and have a strong franchise even without the additional capital. We feel that the program provides low-cost capital to deal with this economic environment at a time when additional capital is at unusually high costs.”

Ford continued, “We believe that our participation in the program may provide an additional degree of confidence among our customers and shareholders in our bank’s ongoing financial strength. The U.S. Treasury Department’s Capital Purchase Program was designed to promote and support confidence in the nation’s banking system while promoting renewed lending; PremierWest Bank has continued to support customers in our communities by providing loans to qualified borrowers.”

ABOUT PREMIERWEST BANCORP
 PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California. Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

FORWARD-LOOKING STATEMENTS
 This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our future performance, participation in the U.S. Treasury Capital Purchase Program and the impact of such government program. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and also include our ability to complete with the investment transaction with the U.S. Treasury.